Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration to Form S-1 of our report dated February 7, 2025, which includes an explanatory paragraph relating to Texas Ventures Acquisition III Corp.’s ability to continue as a going concern, relating to the financial statements of Texas Ventures Acquisition III Corp, as of August 1, 2024, and for the period from July 26, 2024 (inception) through August 1, 2024, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 7, 2025